CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
The Turner Funds:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement of the Turner Large Cap Value Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 6, 2005